EXHIBIT 99.1

Xenonics Announces Private Sale of Common Stock

CARLSBAD, CALIFORNIA — January 18, 2005 — XENONICS HOLDINGS, INC. (OTC:XNNC) announced today that it and certain of its stockholders have entered into an agreement with institutional and accredited investors pursuant to which Xenonics and its stockholders will sell an aggregate total of 820,800 shares of Xenonics common stock to the investors. The shares are being sold at a price of $5.00 per share, and the aggregate purchase price of the shares sold in the private placement will be $4.1 million. Of the 820,800 shares sold in the private placement, 500,000 are being sold by Xenonics, and the balance, 320,800 shares, are being sold by stockholders of Xenonics. As a result, Xenonics will receive $2.5 million of the offering proceeds and the selling stockholders will receive approximately $1.6 million of the aggregate offering proceeds. The closing of the private placement is expected to occur over the next week.

Xenonics has agreed to file a registration statement with the SEC to register the resale of common stock.

About Xenonics

Xenonics is a leader in the development and production of advanced, lightweight and compact ultra-high intensity lighting products for military, law enforcement, public safety, and commercial and private sector applications. Currently, NightHunters are in use by every branch of the U.S. Armed Forces as well as a wide variety of law enforcement and security agencies. Using its breakthrough patented technology, Xenonics provides innovative solutions for customers that demand the ability to see farther so that they can do their job better and safer. Xenonics’ products deliver a quantum leap in performance over other illumination technologies and represent the next generation in small, high intensity, high efficiency lighting systems. Visit Xenonics on the web at www.xenonics.com.

Forward-Looking Statements

Except for the historical statements and discussions above, our statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our management’s current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. Factors that could cause these forward-looking statements to differ include delays in development, marketing or sales of new products. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. We believe our management’s assumptions are reasonable, nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, our actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in our periodic reports on Form 10-K and 10-Q and our other filings with the Securities and Exchange Commission. Should one or more of the risks discussed , or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

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